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                                                                     EXHIBIT 8.1

                  [LETTERHEAD OF WEIL, GOTSHAL AND MANGES LLP]













                                                , 2002



Chiles Offshore Inc.
11200 Richmond Avenue, Suite 490
Houston, Texas 77082-2618


Ladies & Gentlemen:

         You have requested our opinion regarding certain U.S. federal income tax consequences of the merger (the "Merger") of Chiles Offshore, Inc., a Delaware corporation ("Chiles"), with and into Chore Acquisition Inc., a Delaware corporation ("Merger Sub") and a wholly-owned subsidiary of Ensco International Incorporated, a Delaware corporation ("ENSCO").

         In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger, dated as of May 14, 2002, among ENSCO, Merger Sub and Chiles, including all exhibits, schedules and amendments thereto (the "Merger Agreement"). In addition, we have reviewed the
Proxy Statement dated June   , 2002 (the "Proxy Statement") included in the
Registration Statement on Form S-4, as initially filed by ENSCO with the Securities and Exchange Commission on June 6, 2002 (with all amendments thereto, the "Registration Statement"). In addition, we obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of Chiles, Merger Sub and ENSCO.

         Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement, the Proxy Statement and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, the Proxy Statement and the Registration Statement (3) the accuracy of (i) the representations made by Chiles in the Certificate dated the date hereof, (ii) the representations made by ENSCO and Merger Sub in the Certificate dated the date hereof, and (4) that any representations made in such Certificates "to the best knowledge of" or like import are accurate without such qualification.



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Chiles Offshore, Inc.
              , 2002
Page 2


         Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and the qualifications set forth below, we are of the opinion that for U.S. federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         We express no opinion concerning any tax consequences of the Merger other than that specifically set forth herein. You should be aware that legal opinions are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that a contrary position would not be asserted by the Internal Revenue Service.

         Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

         This opinion is rendered solely for your benefit in connection with the transaction described above. Without our prior written consent, this opinion may not be used or relied upon by any other person and may not be disclosed, quoted, published, filed with a governmental agency or otherwise referred to.

                                                 Very truly yours,